SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement ☒ Definitive Additional Materials
☐ Soliciting Material Pursuant to § 240.14a-12

Banknorth Group, Inc.

(Name of Registrant as Specified in its Charter)

Banknorth Group, Inc.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1) Amount Previously Paid:

      (2) Form, Schedule or Registration Statement No.:

      (3) Filing Party:

      (4) Date Filed:

March 22, 2004

Fellow Banknorth stockholders:

      On behalf of the Board of Directors I cordially invite you to attend the annual meeting of stockholders of Banknorth Group, Inc., which will be held at the Portland Marriott Hotel, 200 Sable Oaks Drive, South Portland, Maine 04106, on Tuesday, April 27, 2004 at 10:30 a.m., Eastern Time. The matters to be considered by stockholders at the annual meeting are described in detail in the accompanying materials.

      It is very important that you be represented at the annual meeting regardless of the number of shares you own or whether you are able to attend the meeting in person. Even if you plan to attend the annual meeting, please mark, sign and date your proxy card today and return it in the envelope provided, or vote by telephone or via the Internet in accordance with the procedures described on your proxy card. This will not prevent you from voting in person, but will ensure that your vote is counted if you are unable to attend.

      Your continued support of and interest in Banknorth are sincerely appreciated.

Sincerely yours,

William J. Ryan
Chairman, President and
Chief Executive Officer

YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED REGARDLESS OF THE NUMBER YOU OWN. EVEN IF YOU PLAN TO BE PRESENT, YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENVELOPE PROVIDED. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE EITHER IN PERSON OR BY PROXY. ANY PROXY GIVEN MAY BE REVOKED BY YOU IN WRITING OR IN PERSON AT ANY TIME PRIOR TO THE EXERCISE THEREOF.

BANKNORTH GROUP, INC.

P.O. Box 9540
Two Portland Square
Portland, Maine 04112-9540
(207)761-8500

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To our stockholders:

      Our annual meeting of stockholders will be held at the Portland Marriott Hotel, 200 Sable Oaks Drive, South Portland, Maine 04106, on Tuesday, April 27, 2004 at 10:30 a.m., Eastern Time, for the following purposes, all of which are more completely set forth in the accompanying proxy statement:

1.	To elect three directors for a three-year term and in each case until their successors are elected and qualified;

2.	To ratify the appointment of KPMG LLP as our independent auditors for 2004; and

3.	To transact such other business as may properly come before the meeting or any adjournment thereof. We are not aware of any other such business.

      You are entitled to notice of, and to vote at, the annual meeting or at any adjournment thereof only if you are a record holder of our common stock on March 8, 2004.

By Order of the Board of Directors

Carol L. Mitchell, Esq.
Executive Vice President, General Counsel,
Secretary and Clerk

Portland, Maine

March 22, 2004

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED AT THE ANNUAL MEETING REGARDLESS OF THE NUMBER YOU OWN. EVEN IF YOU PLAN TO BE PRESENT, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENVELOPE PROVIDED, OR VOTE BY TELEPHONE OR VIA THE INTERNET IN THE MANNER DESCRIBED ON THE PROXY CARD. YOUR VOTE IS IMPORTANT, WHETHER YOU OWN FEW SHARES OR MANY.

i

BANKNORTH GROUP, INC.

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

      We are providing this proxy statement and accompanying form of proxy to you in connection with the solicitation by the board of directors of Banknorth Group, Inc. of proxies to be voted at our 2004 annual meeting of stockholders and at any adjournment thereof. In this proxy statement, “Banknorth,” “we,” “us” and “our” refer to Banknorth Group, Inc.

      You are cordially invited to attend the annual meeting, which is to be held at the Portland Marriott Hotel, 200 Sable Oaks Drive, South Portland, Maine 04106, on Tuesday, April 27, 2004 at 10:30 a.m., Eastern Time. The purposes of the annual meeting are set forth in the accompanying notice of annual meeting of stockholders.

      We are first mailing this proxy statement and the accompanying form of proxy on or about March 22, 2004 to the holders of common stock of Banknorth (which we refer to herein as the “Common Stock”) on March 8, 2004, the record date for the annual meeting.

VOTING

Stockholders Entitled to Vote

      You are entitled to notice of and to vote at the annual meeting only if you owned Common Stock of record at the close of business on March 8, 2004. On that date, there were 162,912,877 shares of Common Stock issued and outstanding, and we had no other class of equity securities outstanding. Each share of Common Stock is entitled to one vote at the annual meeting on all matters properly presented at the annual meeting.

How to Vote Your Shares

      Stockholders of record may vote by attending the annual meeting and voting in person, as well as by appointing a proxy by telephone, via the Internet or by mail. Our telephone and Internet voting procedures are designed to authenticate stockholders.

•	Voting by Telephone: You can vote your shares by telephone by calling the toll-free telephone number on your proxy card. Telephone voting is available 24 hours a day. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. If you vote by telephone, you do not need to return your proxy card.

•	Voting via the Internet: You can vote via the Internet by accessing the web site listed on your proxy card and following the instructions you will find on the web site. Internet voting is available 24 hours a day. As with telephone voting, you will be given the opportunity to confirm that your instructions have been properly recorded. If you vote via the Internet, you do not need to return your proxy card.

•	Voting by Mail: If you choose to vote by mail, simply mark the enclosed proxy card, date and sign it, and return it in the postage paid envelope provided.

      If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record that you must follow in order for your shares to be voted. Please follow their instructions carefully. Also, please note that if the holder of record of your shares is a broker, bank or other nominee and you wish to vote at the annual meeting, you must request a legal proxy from your bank, broker or other nominee that holds your shares and present that proxy and proof of identification at the annual meeting.

      If you are a participant in the Banknorth 401(k) Plan, you may give voting instructions to American Stock Transfer & Trust Company, our transfer agent, by completing and returning a voting instruction ballot distributed to plan participants along with this proxy statement, or by telephone or via the Internet as described on your ballot. Our transfer agent will certify the totals for the 401(k) Plan to Banknorth, N.A., which acts as trustee for the plan, for the purpose of having those shares voted in accordance with your instructions.

How to Change Your Vote

      You have the power to revoke your proxy at any time before it is exercised by:

•	filing with the Clerk of Banknorth written notice (Carol L. Mitchell, Esq., Executive Vice President, General Counsel, Secretary and Clerk, Banknorth Group, Inc., P.O. Box 9540, Two Portland Square, Portland, Maine 04112-9540);

•	submitting to Banknorth a duly executed proxy bearing a later date;

•	voting on a later date by telephone or via the Internet (only your last telephone or Internet proxy will be counted); or

•	appearing at the annual meeting and giving the Clerk notice of your intention to vote in person.

      Attendance at the annual meeting will not, in and of itself, constitute revocation of a proxy.

      Proxies solicited may be voted only at the annual meeting and any adjournment and will not be used for any other meeting.

Quorum Needed to Hold the Meeting

      The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock on the record date is necessary to constitute a quorum at the annual meeting for the election of directors and for the other proposals. Thus, the presence at the annual meeting, in person or by proxy, of the holders of Common Stock representing at least 81,456,439 shares will be required to establish a quorum. Abstentions will be counted as present and entitled to vote for purposes of determining whether a quorum exists.

Broker “Discretionary Voting”

      Under rules of the New York Stork Exchange (“NYSE”), banks, brokers and other nominees may vote shares held by them for a customer on matters that the NYSE determines to be routine, even though the bank, broker or other nominee has not received instructions from the customer. Routine matters for this purpose include elections of directors and ratification of the appointment of a company’s independent auditors.

Counting Your Vote

      If you provide specific voting instructions, your shares will be voted as instructed. If you hold shares in your name and sign and return a proxy card or vote by telephone or via the Internet without giving specific voting instructions, your shares will be voted “FOR” the nominees for director described herein and “FOR” ratification of the appointment of KPMG as our independent auditors for 2004, as recommended by our board of directors.

      If any other matters are properly presented for consideration at the annual meeting, the persons named as proxies and acting thereunder will have discretion to vote on those matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote. At the date of printing of this proxy statement, we did not anticipate that any other matters would be raised at the annual meeting.

Required Votes

      The persons receiving the greatest number of votes of the Common Stock will be elected as directors of Banknorth. The proposal to ratify the appointment of KPMG LLP as Banknorth’s independent auditors for 2004, as well as any other matter properly submitted to stockholders for their consideration at the annual meeting, will be approved if the number of votes cast by holders of Common Stock favoring the proposal exceed the number of votes cast opposing the proposal.

      With regard to the election of directors, you may vote in favor of or withhold authority to vote for one or more nominees for director. Votes that are withheld in connection with the election of one or more nominees for director will not be counted as votes cast for such individuals and accordingly will have no effect. An abstention may be specified on the proposal to ratify the appointment of KPMG as our independent auditors for 2004. Abstentions will have no effect on this proposal.

Voting Results

      The preliminary voting results will be announced at the annual meeting. The final voting results will be published in our quarterly report on Form 10-Q for the first quarter of 2004.

Costs of Solicitation

      The cost of the solicitation of proxies will be borne by us. We have retained Morrow & Co., a professional proxy solicitation firm, to assist in the solicitation of proxies. The fee arrangement with such firm is $5,000 plus reimbursement for out-of-pocket expenses. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending the proxy materials to the beneficial owners of the Common Stock. In addition to solicitations by mail, our directors, officers and employees may solicit proxies personally or by telephone without additional compensation.

Electronic Delivery of Proxy Materials

      You also can access our proxy statement and 2003 Annual Report on Form 10-K, which includes our annual report to stockholders, via the Internet at http://www.banknorth.com and clicking on our Investor Relations link. For next year’s stockholders’ meeting, you can help us save significant printing and mailing expenses by consenting to access the proxy statement, proxy card and annual report electronically over the Internet. If you hold your shares in your own name (instead of through a bank, broker or other nominee), you can choose this option by following the instructions at the Internet voting website at http://voteproxy.com, which has been established for you to vote your shares for the meeting. You also may request electronic delivery of annual meeting materials at any time in the future by going directly to http://www.banknorth.com and clicking on our Investor Relations link or by going to our transfer agent’s website at http://www.amstock.com and clicking on the Shareholder Account Access link. Please be aware that if you choose to receive future proxy materials and annual reports over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible. If you choose to receive your proxy materials and annual report electronically, then prior to next year’s stockholders’ meeting you will receive an e-mail notification when the proxy material and annual report are available for on-line review over the Internet, as well as the instructions for voting electronically over the Internet. Your choice for electronic distribution will remain in effect until you revoke it by sending a written request to: Investor Relations, Banknorth Group, Inc., Two Portland Square, P.O. Box 9540, Portland, Maine 04112-9540.

GOVERNANCE OF BANKNORTH

General

      Our business and affairs are managed by or under the direction of our Board of Directors pursuant to the Maine Business Corporation Act and our articles of incorporation, as amended, and bylaws. Members of the Board of Directors are kept informed of Banknorth’s business through discussions with our chairman and chief executive officer and with key members of management, by reviewing materials provided to them and by participating in meetings of the Board of Directors and its committees.

      As discussed below, our policy and long-standing practice is that a substantial majority of our directors have no relationship to Banknorth and its affiliates that may interfere with the exercise of their independence from Banknorth and its management. In addition, our long-standing practice is that there may be only one employee-director, our chairman and chief executive officer.

      Banknorth’s outside directors hold formal meetings separate from Banknorth’s chief executive officer and other members of Banknorth’s management two times per year, or more frequently if desired by the outside directors.

      Banknorth’s outside directors have elected two lead directors, who are responsible for coordinating the activities of the other outside directors, including the establishment of the agenda for executive sessions of the outside directors. Malcolm W. Philbrook, Jr. and Angelo P. Pizzagalli currently serve as our lead directors.

      We encourage directors to participate in continuing education programs and pay the reasonable expenses of attendance by a director at any such program during the year. In addition, new directors of Banknorth are required to participate in an orientation program which is designed to familiarize the directors with Banknorth’s business and operations and with their duties under applicable laws and regulations. In 2003, a majority of our directors participated in an education program offered by the National Association of Corporate Directors.

      Our Board of Directors has adopted Corporate Governance Guidelines which formalize the foregoing and other practices to ensure that the Board will have the practices in place which are necessary for it to review and evaluate our business and operations. You may view our Corporate Governance Guidelines on our website at http://www.banknorth.com/investorrelations. Our Board of Directors regularly monitors developments in the area of corporate governance and adopts changes, as appropriate, to its Corporate Governance Guidelines and practices to comply with applicable requirements and to adopt what it believes are the best policies and practices for Banknorth.

Independence of Banknorth’s Board of Directors and Members of Its Committees

      It is the policy of the Board of Directors of Banknorth that a substantial majority of Banknorth’s directors be independent of Banknorth within the meaning of applicable laws and regulations, the listing standards of the NYSE and our Corporate Governance Guidelines.

      Our Board of Directors has affirmatively determined that all of the directors nominated for election at the annual meeting and all directors of Banknorth whose terms continue are independent, with the exception of William J. Ryan, who is considered an inside director because of his employment as chief executive officer of Banknorth. Our Board of Directors also has affirmatively determined that each member of the Audit Committee, Human Resources and Compensation Committee and Nominating and Corporate Governance Committee of the Board of Directors is independent within the meaning of applicable laws and regulations, the requirements of the NYSE and our Corporate Governance Guidelines.

Independence Standards

      In order to make its determinations regarding independence of directors, the Board considered all transactions and relationships between each director, as well as any member of his or her immediate family or other affiliates of the director, and Banknorth and its subsidiaries and affiliates, including those described under “— Indebtedness of Directors and Management and Certain Transactions” below. Under our Corporate Governance Guidelines, no director qualifies as independent unless both the Nominating and Corporate Governance Committee of the Board and the Board of Directors, based on their case-by-case review of all applicable facts and circumstances, affirmatively determine that the director and his or her immediate family members and affiliates have no material relationship with Banknorth. Our Corporate Governance Guidelines also provide that the following standards shall be used by the Committee and the Board to establish a director’s independence:

•	a director who is an employee, or whose immediate family member is an executive officer, of Banknorth may not be deemed independent until three years after the end of the employment relationship;

•	a director who receives, or whose immediate family member receives, more than $100,000 in any twelve-month period in direct compensation from Banknorth, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), may not be deemed independent until three years after such director or immediate family member, as applicable, ceases to receive more than $100,000 in such compensation in any twelve- month period;

•	a director who is affiliated with or employed by, or who has an immediate family member who is affiliated with or employed in a professional capacity by, a present or former internal or external auditor of Banknorth may not be deemed independent until three years after the end of the affiliation or the employment or auditing relationship;

•	a director who is employed, or who has an immediate family member who is employed, as an executive officer of another entity where any of Banknorth’s present executives serve on that entity’s compensation committee may not be deemed independent until three years after the end of such service or the employment relationship;

•	a director who is an executive officer or an employee, or who has an immediate family member who is an executive officer, of an entity that makes payments to, or receives payments from, Banknorth for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such entity’s consolidated gross revenue, may not be deemed independent until three years after falling below such threshold; and

•	a director who is a director or an executive officer, or who has an immediate family member who is a director or an executive officer, of a tax-exempt entity that receives contributions from Banknorth in an amount which, in any single fiscal year, exceeds the greater of 2% of the consolidated gross revenue of the entity for its most recent fiscal year or $250,000, may not be deemed independent until three years after falling below such threshold.

      In addition to the foregoing standards, our Corporate Governance Guidelines provide that in order for a member of the Audit Committee of the Board of Directors to be deemed independent, the director, in addition to otherwise being deemed independent in accordance with the above requirements and not otherwise affiliated with Banknorth or any of its subsidiaries, may not, other than in his or her capacity as a member of the Board or any of its committees, directly or indirectly accept any consulting, advisory or other compensatory fee from Banknorth or any of its subsidiaries, provided that unless the rules of the NYSE otherwise provided, compensatory fees do not include the receipt of fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with Banknorth (provided that such compensation is not contingent in any way on continued service).

      Our Corporate Governance Guidelines also contain provisions under which we evaluate any extensions of credit or other banking or commercial relationships between Banknorth and a director or his or her affiliates.

      For purposes of the Corporate Governance Guidelines:

•	an “affiliate” of, or “affiliated” with, a specified person or entity means a person or entity that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the specified person or company by means of the direct or indirect possession of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract or otherwise; and

•	“immediate family” means a person’s spouse, civil union partner, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law and anyone (other than employees) who shares such person’s home, but excludes any person who is no longer an immediate family member as a result of legal separation or divorce or death or incapacitation.

Meetings of the Board and Its Committees

      Regular meetings of our Board of Directors are held six times per year. The Board of Directors held a total of 11 regular and special meetings during 2003. In addition, there were meetings during 2003 of the various committees of the Board of Directors. None of our current directors attended fewer than 75% of the aggregate total number of meetings of the Board of Directors held while he or she was a member of the Board during 2003 and the total number of meetings held by all committees thereof during the period which he or she served on such committees during 2003.

Directors Attendance at Annual Meetings

      Although we do not have a formal policy regarding attendance by members of the Board of Directors at annual meetings of stockholders, we typically schedule a Board meeting in conjunction with our annual meeting of stockholders and expect that our directors will attend, absent a valid reason for not doing so. In 2003 and 2002, 88% and 94% of our directors attended our annual meeting of stockholders, respectively.

Committees of the Board of Directors

      Our Board of Directors has established the following committees: Audit, Human Resources and Compensation, Nominating and Corporate Governance, Executive and Strategic Planning. A brief description of these committees is set forth below.

      Audit Committee. The primary responsibilities of the Audit Committee are to:

•	monitor the integrity of Banknorth’s financial reporting process and systems of internal controls regarding finance, accounting and legal compliance;

•	appoint, compensate and monitor the independence and performance of Banknorth’s independent auditors, as well as monitor the independence and performance of Banknorth’s internal auditing department; and

•	provide an avenue of communication among the independent auditors, management, the internal auditing department and the board of directors.

      As of December 31, 2003, the members of the Audit Committee were directors Weidema (Chair), Bahre, Khoury, Shea, Rogers and Scribner. Our Board of Directors has determined that Ms. Weidema meets the requirements established by the Securities and Exchange Commission for qualification as an audit committee financial expert, as well as has accounting and related financial management expertise within the meaning of the requirements of the NYSE.

      The Audit Committee operates pursuant to a written charter, which can be reviewed on our website http://www.banknorth.com/investorrelations.com. The report of the Audit Committee is set forth on page 12 of this proxy statement. The Audit Committee met nine times in 2003.

      Human Resources and Compensation Committee. The primary responsibilities of the Human Resources and Compensation Committee are to:

•	establish the compensation and benefits for the president and chief executive officer and other executive officers of Banknorth;

•	evaluate the performance of the president and chief executive officer and other senior executive officers of Banknorth; and

•	review, recommend and approve executive compensation, equity and retirement plans for employees of Banknorth.

      As of December 31, 2003, the members of the Human Resources and Compensation Committee were directors Condron (Chair), Naughton, Martin and Philbrook. The Human Resources and Compensation Committee operates pursuant to a written charter, which can be viewed on our website at http://www.banknorth.com/investorrelations. The report of the Human Resources and Compensation Committee is set forth on page 28 of this proxy statement. The Human Resources and Compensation Committee met six times in 2003.

      Nominating and Corporate Governance Committee. The primary responsibilities of the Nominating and Corporate Governance Committee are to evaluate and make recommendations to the Board of Directors for the election of directors, develop corporate governance guidelines for Banknorth and its directors and evaluate the performance of the board of directors and its members and committees. As of December 31, 2003, the members of the Nominating and Corporate Governance Committee were directors Scribner (Chair), Condron, Levenson, Philbrook, Pizzagalli and Weidema. The Nominating and Corporate Governance Committee operates pursuant to a written charter, which can be viewed on our website at http://www.banknorth.com/investorrelations. The Nominating and Corporate Governance Committee met three times during 2003.

      Executive Committee. The Executive Committee acts for the Board of Directors in the interval between meetings, oversees the activities of certain departments and makes recommendations to the full Board regarding acquisitions. As of December 31, 2003, the members of the Executive Committee were: Pizzagalli (Chair), Condron, Levenson, Philbrook, Ryan, Scribner and Weidema. With the exception of Mr. Ryan, each of these persons is independent within the meaning of the rules of the NYSE and our Corporate Governance Guidelines. The Executive Committee met three times during 2003.

      Strategic Planning Committee. The Strategic Planning Committee reviews potential strategic alliances and acquisitions and makes recommendations to the chief executive officer relative to the same. As of December 31, 2003, the members of the Strategic Planning Committee were directors Ryan (Chair), Condron, Levenson, Philbrook and Pizzagalli. With the exception of Mr. Ryan, each of these persons is independent within the meaning of the rules of the NYSE and our Corporate Governance Guidelines. The Strategic Planning Committee met one time in 2003.

Compensation of Directors

      Fees. Directors of Banknorth, other than those directors who are employed by Banknorth or its subsidiaries, were paid in 2003 an annual retainer of $28,000, $10,000 of which was in the form of restricted stock under Banknorth’s Restricted Stock Plan for Non-Employee Directors, described below. In addition, directors, other than those who are employed by Banknorth or its subsidiaries, annually receive an option to purchase 2,000 shares of our Common Stock under the 1995 Stock Option Plan for Non-Employee Directors, as described below. During 2003, all non-employee directors also received $1,000 for attendance at each meeting of the Board of Directors of Banknorth and $900 for attendance at each meeting of its committees and reimbursement for travel time in excess of one hour at a rate of $25 per hour per meeting, up to a maximum of six hours. Directors who served as Chairs of the various Board committees were paid an additional annual retainer of $4,000.

      Restricted Stock Plan for Non-Employee Directors. In 1990, the board of directors and stockholders of Banknorth adopted the Restricted Stock Plan for Non-Employee Directors, pursuant to which a portion of the compensation of the non-employee directors of Banknorth is paid in shares of our Common Stock. Pursuant to the Restricted Stock Plan, up to $10,000 of the amount of the annual fee payable to each non-employee director for service on the Board of Directors of Banknorth is payable solely in shares of Common Stock. Such fees are payable in one annual installment on the first day of July in each calendar year for service on the Board of Directors of Banknorth and any committee thereof in the first six months of such calendar year. The number of shares of Common Stock to be issued to each non-employee director on each payment date is determined by dividing such annual installment by the fair market value of such shares, which is defined in the Restricted Stock Plan to mean the closing price of the Common Stock on the last trading day preceding the relevant payment date, as reported in The Wall Street Journal.

      The holders of shares of Common Stock acquired pursuant to the Restricted Stock Plan are entitled to all distributions made with respect thereto and all voting rights associated therewith. The shares of Common Stock issued under the Restricted Stock Plan may not be sold, hypothecated or transferred (including, without limitation, transfer by gift or donation), however, except that such restrictions shall lapse upon (a) death of the non-employee director; (b) disability of the non-employee director preventing continued service on the board of directors of Banknorth; (c) retirement of the non-employee director from service as a director of Banknorth in accordance with Banknorth’s policy on retirement of non-employee directors then in effect; (d) termination of service as a director with the consent of a majority of the members of the Board of Directors of Banknorth, other than the non-employee director; or (e) a change in control, as defined in the Restricted Stock Plan. If a non-employee director ceases to be a director of Banknorth for any other reason, the shares of Common Stock issued to such director pursuant to the Restricted Stock Plan shall be forfeited and revert to Banknorth. Certificates evidencing the shares of Common Stock issued to non-employee directors pursuant to the Restricted Stock Plan contain a restrictive legend which notes the foregoing restrictions on transfer.

      In 2003, 391 shares of Common Stock were issued pursuant to the Restricted Stock Plan to each non-employee director of Banknorth who was a director as of the date of the grant.

      Directors’ Stock Option Plan. In 1995, the board of directors and the stockholders of Banknorth adopted the 1995 Directors’ Stock Option Plan, which was amended by the same in 1997 and 2000. The Directors’ Stock Option Plan authorizes the grant of stock options to non-employee directors of Banknorth at such times and in such amounts as may be determined by the Board of Directors of Banknorth or a committee thereof. The exercise price per share for each option granted under the Directors’ Stock Option Plan shall be the fair market value of a share of Common Stock on the day the option is granted.

      In 2003, options to purchase 2,000 shares of Common Stock were granted pursuant to the Directors’ Stock Option Plan to each non-employee director of Banknorth who was a director as of the date of the grant.

      Deferred Compensation Plan. Banknorth maintains a Deferred Compensation Plan which allows non-employee directors of Banknorth and its subsidiaries to defer all or any portion of the fees received from Banknorth. Benefits are payable upon the dates selected by the directors for the distribution in a lump sum or in equal annual installments over a period not to exceed ten years. A director may elect annually to have the amounts deferred treated as if they were hypothetically invested in Common Stock and/or such investments as shall be designated by the administrator of the Deferred Compensation Plan from time to time. During 2003, directors Levenson, Philbrook, Pizzagalli, Rogers and Weidema elected to defer certain of their compensation pursuant to the Deferred Compensation Plan.

Selection of Nominees for the Board

      The Nominating and Corporate Governance Committee considers candidates for director suggested by its members and other directors of Banknorth, as well as management and stockholders. The Nominating and Corporate Governance Committee also may solicit prospective nominees identified by it. These persons may include persons who serve on the State Advisory Boards of Directors of Banknorth, N.A.,

which were developed in part as a means of finding and developing qualified candidates to serve on the Board of Directors of Banknorth. Nominees for election as director also may be obtained pursuant to Banknorth’s acquisition strategy, pursuant to which Banknorth has regularly retained qualified directors of acquired companies who have a proven record of performance and can assist Banknorth in expanding into new markets and areas. A stockholder who desires to recommend a prospective nominee for the Board should notify Banknorth’s Secretary or any member of the Nominating and Corporate Governance Committee in writing with whatever supporting material the shareholder considers appropriate. The Nominating and Corporate Governance Committee also considers whether to nominate any person nominated pursuant to the provision of Banknorth’s Bylaws relating to stockholder nominations, which is described under “— Stockholder Nominations” below. The Nominating and Corporate Governance Committee has sole authority to retain a third-party search firm to identify or evaluate, or assist in identifying and evaluating, potential nominees if it so desires, although it has not done so to date.

      Once the Nominating and Corporate Governance Committee has identified a prospective nominee, the Committee makes an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on whatever information is provided to the Committee with the recommendation of the prospective candidate, as well as the Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others. The preliminary determination is based primarily on the need for additional Board members to fill vacancies or expand the size of the Board and the likelihood that the prospective nominee can satisfy the evaluation criteria described below. If the Committee determines, in consultation with the Chairman of the Board and other Board members as appropriate, that additional consideration is warranted, it then evaluates the prospective nominee against the standards and qualifications set forth in Banknorth’s Corporate Governance Guidelines, which require that the Board of Directors of Banknorth at all times reflect the following characteristics:

•	each director shall at all times exhibit high standards of integrity and commitment and the ability and willingness to apply sound business judgment;

•	directors shall have reputations, both personal and professional, consistent with the image and reputation of Banknorth;

•	directors shall be highly accomplished in their respective field, with superior credentials and recognition;

•	the Board shall encompass a range of talent, skill and expertise sufficient to provide sound and prudent guidance with respect to all of Banknorth’s operations and interests;

•	each director shall dedicate sufficient time, energy and attention to ensure the diligent performance of his or her duties, including by attending shareholder meetings and meetings of the Board and Committees of which he or she is a member, and by reviewing in advance all meeting materials;

•	the Board shall meet the standards of independence set forth in our Corporate Governance Guidelines. Directors also shall be independent of any particular constituency and be able to represent all shareholders of Banknorth;

•	at least one member of the Board shall qualify as a “financial expert” as defined in regulations promulgated by the Securities and Exchange Commission;

•	the Board shall be representative of the geographic areas of the communities which it serves; and

•	the Board shall reflect a diversity of background and experience.

      Other than the foregoing, there are no stated minimum criteria for directors, except for the retirement policy of Banknorth, which provides that a director may not stand for reelection after the age of 72, and a nominee’s compliance, or in the case of a new director, willingness to comply, with the equity ownership guidelines for directors of Banknorth, which are discussed under “Report of the Human Resources Committee” below.

      In addition to the foregoing criteria, the Nominating and Corporate Governance Committee also considers such other relevant factors as it deems appropriate, including the current composition of the Board, the need for Audit Committee expertise and the evaluations of other prospective nominees. In connection with this evaluation, the Committee determines whether to interview the prospective nominee, and if warranted, one or more members of the Committee, in concert with our Chairman and Chief Executive Officer, interviews prospective nominees in person or by telephone. After completing this evaluation and interview, the Nominating and Corporate Governance Committee makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Committee.

Stockholder Nominations for the Board

      Our bylaws govern nominations for election to our Board of Directors and require all nominations for election to the Board of Directors, other than those made by the Board, to be made at a meeting of stockholders called for the election of directors, and only by a stockholder who has complied with the notice provisions in that section. Written notice of a stockholder nomination for election of a director at an annual meeting of stockholders must be given either by personal delivery or by United States mail, postage prepaid, to the Clerk of Banknorth not later than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. For our annual meeting in 2005, this notice must be received by January 28, 2005. Each written notice of a stockholder nomination shall set forth: (a) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the stockholder is a holder of record of stock of Banknorth entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (d) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; and (e) the consent of each nominee to serve as a director of Banknorth if so elected. The presiding officer of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedures. We did not receive any stockholder nominations for director in connection with the annual meeting.

Stockholder Communications with the Board

      Pursuant to our Corporate Governance Guidelines, stockholders may communicate with the members of our Board of Directors who have been designated as our lead directors or with our outside directors as a group by writing to our lead directors at the following address: Lead Directors Philbrook and Pizzagulli, Banknorth Group, Inc., Two Portland Square, P.O. Box 9540, Portland, Maine 04112-9540. Effective February 24, 2004, our Corporate Governance Guidelines were amended to provide a formal process for handling letters received by Banknorth and addressed to the lead directors or other non-management members of the Board. Under that process, the General Counsel and Corporate Secretary of Banknorth shall review all such correspondence and regularly forward to the Board a summary of all such correspondence and copies of all correspondence that, in the opinion of the General Counsel and Corporate Secretary, deal with the functions of the Board or committees thereof or that she otherwise determines requires their attention. Directors may at any time review a log of all correspondence received by Banknorth that is addressed to members of the Board and request copies of any such correspondence.

Code of Conduct and Ethics

      Since 1991, we have maintained a comprehensive Code of Conduct and Ethics which covers all directors (including advisory directors), officers and employees of Banknorth and its subsidiaries. The Code of Conduct and Ethics requires that our directors, officers and employees avoid conflicts of interest; maintain the confidentiality of information relating to Banknorth and its customers; engage in transactions in the Common Stock only in compliance with applicable laws and regulations and the requirements set forth in the Code of Conduct and Ethics; and comply with other requirements which are intended to ensure that they conduct business in an honest and ethical manner and otherwise act with integrity and in the best interest of Banknorth. Our Code of Conduct specifically imposes standards of conduct on Banknorth’s chief executive officer, chief financial officer, principal accounting officer and other persons with financial reporting responsibilities which are identified in a regulation issued by the Securities and Exchange Commission dealing with corporate codes of conduct.

      All of our directors, officers and employees are required to affirm in writing that they have reviewed and understand the Code of Conduct and Ethics. We provide training for our directors, officers and employees on the Code of Conduct and Ethics and their legal obligations when they join Banknorth.

      A copy of our Code of Conduct and Ethics can be viewed on our website at http://www.banknorth.com/investorrelations.

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

General

      The Audit Committee appointed KPMG LLP as the independent public accounting firm to audit our financial statements for the year ending December 31, 2004. In making its selection, the Audit Committee considered whether KPMG LLP’s provision of services other than audit services is compatible with maintaining the independence of our outside accountants. In addition, the Audit Committee reviewed the fees described below for audit-related services and tax services and concluded that such fees are compatible with the independence of KPMG LLP.

Audit Fees

      The following table sets forth the aggregate fees paid by us to KPMG LLP for professional services rendered by KPMG LLP in connection with the audit of Banknorth’s consolidated financial statements for 2003 and 2002, as well as the fees paid by us to KPMG LLP for audit-related services, tax services and all other services rendered by KPMG LLP to us during 2003 and 2002.

	Year Ended December 31,

	2003	2002

Audit fees(1)	$1,069,012	$851,917
Audit-related fees(2)	291,532	147,500
Tax fees(3)	314,784	611,677
All other fees	—	—

Total	$1,675,328	$1,611,094

(1)	Audit fees consist of fees incurred in connection with the audit of our annual financial statements and the review of the interim financial statements included in our quarterly reports filed with the Securities and Exchange Commission, as well as work generally only the independent auditor can reasonably be expected to provide, such as statutory audits, comfort letters, consents and assistance with and review of documents filed with the Securities and Exchange Commission.

(2)	Audit-related fees consist of fees incurred in connection with audits of the financial statements of certain employee benefit plans and an audit of a common trust fund maintained by our banking subsidiary. The increase in 2003 relates primarily to audits of benefit plans of acquired institutions. These plans are generally merged with the comparable Banknorth plan as soon as it practicable to do so.

(3)	Tax fees consist of fees paid in connection with analyses with respect to the operation of Section 280G of the Internal Revenue Code in connection with acquisition activity ($190,486 and

$236,783 during 2003 and 2002, respectively), planning and consultation in connection with state taxation ($20,650 and $175,000 during 2003 and 2002, respectively). IRS and state tax examinations ($0 and $58,800 during 2003 and 2002, respectively); consultation with respect to employment taxes ($39,750 and $55,900 during 2003 and 2002, respectively); consultation and work incurred in connection with assessments received from the Massachusetts Department of Revenue by certain banks acquired by Banknorth regarding their real estate investment trusts ($34,300 and $30,102 during 2003 and 2002, respectively) and tax compliance ($5,350 and $46,092 during 2003 and 2002, respectively). During 2003, tax fees also were paid to KPMG LLP in connection with assistance regarding the provision of Section 162(m) of the Internal Revenue Code ($9,950) and analysis of Section 280G of the Internal Revenue Code for Banknorth executives for the Human Resources and Compensation Committee ($14,298).

      The Audit Committee selects Banknorth’s independent public accountants and pre-approves all audit services to be provided by it to Banknorth. The Audit Committee also reviews and pre-approves all audit-related and non-audit related services rendered by our independent public accountants in accordance with the Audit Committee’s charter and policy on pre-approval of audit-related and non-audit related services. In its review of these services and related fees and terms, the Audit Committee considers, among other things, the possible effect of the performance of such services on the independence of our independent pubic accountants. Pursuant to its policy, the Audit Committee pre-approves certain audit-related services and certain non-audit related tax services which are specifically described by the Audit Committee on an annual basis and separately approves other individual engagements as necessary. The Chair of the Audit Committee has been delegated the authority to approve audit-related and non-audit related services in lieu of the full Audit Committee. On a quarterly basis, the Chair of the Audit Committee presents any previously-approved engagements to the full Audit Committee.

      Since, May 6, 2003, the effective date of Securities and Exchange Commission rules stating that an auditor is not independent of an audit client if the services it provides to the client are not appropriately approved, each new engagement of KPMG LLP was approved in advance by the Audit Committee, and none of those engagements made use of the de minimis exception to pre-approval contained in the Commission’s rules.

REPORT OF THE AUDIT COMMITTEE

      In accordance with rules adopted by the Securities and Exchange Commission, the Audit Committee of the Board of Directors of Banknorth makes this report for the year ended December 31, 2003.

      The Audit Committee of the Board of Directors is responsible for providing independent, objective oversight of Banknorth’s accounting functions and internal controls. Its responsibilities include appointing, compensating and monitoring Banknorth’s independent public accountants. During 2003, the Audit Committee was composed of six directors, each of whom is independent as defined in the NYSE Listed Company Manual and Banknorth’s Corporate Governance Guidelines. The Audit Committee operates under a written charter approved by the Board of Directors.

      Management is responsible for Banknorth’s internal controls and financial reporting process. The independent accountants, KPMG LLP, are responsible for performing an independent audit of Banknorth’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

      In connection with these responsibilities, the Audit Committee reviewed the audit plans, audit scope and audit risks with both KPMG LLP and Banknorth’s Internal Audit Department. The Audit Committee met with management and KPMG LLP to review and discuss the December 31, 2003 consolidated financial statements. The Audit Committee also discussed with KPMG LLP the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee also received written disclosures from KPMG LLP required by Independence Standards Board

Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with KPMG LLP the firm’s independence.

      Based upon the Audit Committee’s discussions with management and the independent accountants, and the Audit Committee’s review of the presentations of management and the independent accountants, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in Banknorth’s Annual Report on Form 10-K for the year ended December 31, 2003 filed with the Securities and Exchange Commission.

The Audit Committee:

Gerry S. Weidema (Chair)
Gary G. Bahre
Colleen A. Khoury
Irving E. Rogers, III
Curtis M. Scribner
Paul R. Shea

ELECTION OF DIRECTORS

(Proposal One)

      Pursuant to our articles of incorporation, our Board of Directors is divided into three classes as nearly equal in number as possible and the members of each class are elected for a term of three years (or for a shorter period when necessary to ensure that the Board is divided into three equal classes) and until their successors are elected and qualified. One class of directors is elected annually. A resolution of the Board of Directors adopted pursuant to our articles of incorporation has established the number of directors at 13 upon expiration of the current terms of George Dougan and Paul Shea effective April 27, 2004.

      All of the directors up for election at the annual meeting currently are directors of Banknorth. There are no arrangements or understandings between the persons named and any other person pursuant to which such person was selected as a nominee for election as a director at the annual meeting, and no director is related to any other director or executive officer of Banknorth or of any of its subsidiaries by blood, marriage or adoption.

      We know of no reason why any of the nominees may not be able to serve as director if elected. If any person named as nominee should be unable or unwilling to stand for election at the time of the annual meeting, however, the proxies will nominate and vote for any replacement nominee or nominees recommended by the Board of Directors.

      The following table presents information concerning our nominees for director and the directors whose terms continue, including each such person’s tenure as a director of Banknorth or its subsidiaries. Where applicable, service as a director includes service as a director of our banking subsidiary and its predecessors.

Nominees for Director for a Three-Year Term Expiring in 2007

		Position with Banknorth and Principal	Director
Name	Age	Occupation During the Past Five Years	Since

Dana S. Levenson	50	Director of Banknorth; Director of Banknorth, N.A. or its predecessor since 1993; Principal, The Levenson Group from 1997 to present; President of Ann Ellen Enterprises, Inc., a 35-store specialty retail operation from 1981 to 1996; President of Quatro Realty Corporation; Member of Portsmouth Rotary Club; Treasurer, Dartmouth Club of the Seacoast; Member, Portsmouth Children’s Museum Advisory Board; Member, Portsmouth Economic Development Commission; and Trustee, Portsmouth Public Library.	1995

John M. Naughton	67	Director of Banknorth; Director of Banknorth, N.A.; former Chairman of the Board and Director of SIS Bancorp, Inc. from 1990 until its acquisition by Banknorth in 1999; formerly, Executive Vice President of Massachusetts Mutual Life Insurance Company; Trustee, American International College; former Vice Chairman of Bay State Medical Center; former Director of Oppenheimer Management Corp.; former Director of David L. Babson, Inc.; former Director of Automatic Business Centers; and former Chairman of U.S. Department of Labor ERISA Advisory Council.	1999

		Position with Banknorth and Principal	Director
Name	Age	Occupation During the Past Five Years	Since

Angelo P. Pizzagalli	69	Director of Banknorth and lead director for corporate governance purposes; Director of Banknorth, N.A.; Vice Chairman of the Board and Chairman of the Executive Committee; Co-Chairman, Pizzagalli Construction Company and Pizzagalli Properties, LLC; and Past Chairman, Board of Trustees, University of Vermont.	2000

Our Board of Directors unanimously recommends that you
vote “FOR” approval of the nominees for director.

Members of the Board Continuing in Office

Directors with Terms Expiring in 2006

		Position with Banknorth and Principal	Director
Name	Age	Occupation During the Past Five Years	Since

Gary G. Bahre	40	Director of Banknorth and Banknorth, N.A.; President and Chief Executive Officer, New Hampshire International Speedway; owner of shopping centers and apartment buildings; and joint owner of several real estate development sites.	1999

Robert G. Clarke	53	Director of Banknorth and Banknorth, N.A.; former Board member of Howard Bank prior to its merger into Banknorth, N.A.; former Member of Banknorth Vermont State Advisory Board; Chancellor, Vermont State Colleges from 2000 to present; formerly, Interim Chancellor, Vermont State Colleges from 1999 to 2000; formerly, President, Vermont Technical Colleges from 1984 to 1999; Director, Central Vermont Public Service Corporation; Director, Connecticut Valley Electric Company, Inc.; Director, Vermont Electric Power Company, Inc.; member, Governor’s Council of Economic Advisors; and a participant in numerous state, civic and community committees and councils.	2003

Steven T. Martin	64	Director of Banknorth and Banknorth, N.A. since February 2003; former Board member of American Financial Holdings, Inc. from 1979 until its merger into Banknorth in February, 2003; Principal, Martin Associates, a consulting group to international industrial companies from 2003 to present; formerly, Executive Vice President of Ingersoll-Rand Company from 1998 through 2002 and served in various capacities including President of the Production Equipment Group of Ingersoll-Rand Company or related entities since 1962; former Director, American School for the Deaf; and former Trustee of the Connecticut Science Museum.	2003

		Position with Banknorth and Principal	Director
Name	Age	Occupation During the Past Five Years	Since

Malcolm W. Philbrook, Jr.	69	Director of Banknorth and lead director for corporate governance purposes; Director of Banknorth, N.A. and Vice Chairman of the Board of Banknorth; attorney and President of the law firm of Crockett, Philbrook & Crouch, P.A.; Director of the Lewiston/Auburn YMCA; Director, Patrons Mutual Insurance Co.; and President and Trustee, Winter Foundation.	1976

Gerry S. Weidema	55	Director of Banknorth and Banknorth, N.A.; former Director and/or audit committee member of Bank of New Hampshire Corporation, Bank of New Hampshire, The First National Bank of Portsmouth and Hampton Cooperative Bank prior to their acquisition by Banknorth; Certified Public Accountant and Certified Financial Planner with Weidema & Lavin, CPA, PA, an accounting firm specializing in accounting and tax issues for a wide variety of closely-held companies and individuals; Member, New Hampshire Society of CPAs; Member of Ethics committee of NH Society of CPA’s; Member, American Institute of Certified Public Accountants; and Board Member, PlusTime NH.	2002

Directors With Terms Expiring in 2005

		Position with Banknorth and Principal	Director
Name	Age	Occupation During the Past Five Years	Since

P. Kevin Condron	58	Director of Banknorth; Director of Banknorth, N.A.; former Chairman of Safety Fund National Bank and former Director of CFX Corporation until their acquisition by Banknorth in 1998; President and Chief Executive Officer of The Granite Group LLC from 1998 to present; formerly, President and Chief Executive Officer, Central Goulet Supply, from 1972 through 1997; former Chairman of the Board, Worcester Business Development Corp.; Clerk, Greater Worcester Community Foundation; Trustee, Allmerica Investment Trust and Allmerica Securities Trust; Trustee, College of the Holy Cross; former Chairman, Worcester Redevelopment Authority; former Chairman, Worcester Area Chamber of Commerce; former Trustee, St. Vincent’s Hospital; and former Chairman, The Diocese of Worcester Bishop’s Fund.	1998

		Position with Banknorth and Principal	Director
Name	Age	Occupation During the Past Five Years	Since

Colleen A. Khoury	60	Director of Banknorth; Director of Banknorth, N.A.; Dean, University of Maine School of Law from 1998 to present and faculty member since 1985; former general counsel of Ventrex Laboratories, Inc. and a former Partner in the law firm of Bell, Boyd & Lloyd of Chicago, Illinois. Ms. Khoury is admitted to the bar in the states of Maine and Illinois and in the U.S. District Court, Northern District of Illinois and in the U.S. Tax Court; member, American Law Institute; member, Justice Action Group; member, Business Law Section of the Maine Bar Association; Trustee Emeritus, Colby College; member, Board of Trustees Portland Symphony Orchestra; Corporator, Boys & Girls Club of Greater Portland; recipient of the 2001 Maine Bar Association John Ballou Award for Distinguished Service; and recipient of the University of New England’s 2002 Deborah Morton Award.	2002

Irving E. Rogers, III	42	Director of Banknorth; Director of Banknorth, N.A.; former Director of Andover Bancorp from 1996 until its merger into Banknorth in 2001; Publisher of the Eagle-Tribune, Andover Townsman, Haverhill Gazette, Derry New Hampshire News, the Salem News, the Daily News of Newburyport and the Gloucester Daily Times.	2001

William J. Ryan	60	Chairman, President and Chief Executive Officer of Banknorth and of Banknorth, N.A. since July, 1989; Director, Anthem; Director, Maine Machine Products Company; Trustee, Libra Foundation; past President, Pine Tree Council Boy Scouts of America; member, Board of Advisors, University of New England; and Trustee, Colby College.	1989

Curtis M. Scribner	66	Director of Banknorth; Director of Banknorth, N.A.; Director of Banknorth Insurance, Banknorth’s insurance brokerage subsidiary; Principal of C.M. Scribner & Co., a real estate holding company, since 1995; past Chairman and current Corporator of Hurricane Island Outward Bound; retired Trustee, Maine Life Care Retirement Community, Inc.; Director, Rufus Deering Co.; Member, Maine Committee of Newcomen Society; Corporator, Maine Medical Center; Director, Maine Community Foundation; and Honorary Trustee, North Yarmouth Academy.	1977

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

      The following information is provided with respect to each person who currently serves as an executive officer of Banknorth but does not serve on Banknorth’s Board of Directors. There are no arrangements or understandings between Banknorth and any such person pursuant to which such person has been elected an officer, and no such officer is related to any director or other officer of Banknorth by blood, marriage or adoption.

      Peter J. Verrill, 55, is Senior Executive Vice President and Chief Operating Officer of Banknorth and Banknorth, N.A. Mr. Verrill was initially elected as Chief Operating Officer in January 1996 and served as Chief Financial Officer of Banknorth until early 2003. From 1988 through December 1995, Mr. Verrill served as Executive Vice President, Treasurer and Chief Financial Officer of Banknorth. Previously, Mr. Verrill served as Senior Vice President and Treasurer of Banknorth, N.A. (formerly Peoples Heritage Bank) from March 1978 through January 1988. Mr. Verrill is a director and Capital Campaign Vice Chair of Pine Tree Council Boy Scouts of America; a director, member of the Finance Committee and Chairman of the Board of the Jermiah Cromwell Disabilities Center; a director and member of the Finance Committee of Ronald McDonald House of Portland, Maine; and a director and Treasurer of TrainRiders Northeast. Mr. Verrill is a member of the American Institute of Certified Public Accountants and the Maine Society of Public Accountants.

      Stephen J. Boyle, 43, is Executive Vice President and Chief Financial Officer of Banknorth and Banknorth, N.A. Mr. Boyle was appointed Chief Financial Officer in early 2003 and is responsible for the finance, accounting and tax functions at Banknorth. Mr. Boyle joined Banknorth in 1997 as Executive Vice President and Controller. He was formerly Director of Financial Reporting at Barnett Banks, Inc. in Florida. Mr. Boyle is a member of the University of Southern Maine Business School Advisory Board and serves on the Vestry of St. Georges Episcopal Church.

      John W. Fridlington, 60, is Executive Vice President and Chief Lending Officer of Banknorth and Banknorth, N.A. In 1992, Mr. Fridlington initially was elected Executive Vice President of Banknorth and Executive Vice President of Commercial Lending of Banknorth, N.A. (formerly Peoples Heritage Bank). Mr. Fridlington’s banking career included over 25 years of service in various capacities at Heritage Bank, Community Savings Bank, BayBank Valley Trust Co., Mechanics Bank and New England Merchants Bank, all of which were located in Massachusetts. Mr. Fridlington serves as a director of the Park Danforth Corporation, a private non-profit housing corporation, the Susan Curtis Foundation, the Maine Children’s Cancer Program, and CEI Community Ventures, Inc. Mr. Fridlington also is a member of the Risk Management Association, a professional association of lending and risk management professionals.

      Andrew Greene, 60, was elected Senior Executive Vice President of Banknorth in April 2001 and of Banknorth, N.A. in January 2002. Mr. Greene originally was elected Executive Vice President of Banknorth in May 1999. Currently, Mr. Greene oversees the activities of Banknorth Insurance Group and Banknorth Investment Planning, the insurance brokerage and financial planning subsidiaries, respectively, of Banknorth, N.A. In addition, Mr. Greene oversees the activities of Banknorth Mortgage, Banknorth Investment Management Group, eCommerce, Sales Support and Marketing, all divisions of Banknorth, N.A. Mr. Greene was a director of Banknorth from 1991 to 1998; former Chief Executive Officer of Legacy Co. Services, Inc. from 1998 to 1999; former Chairman, President, and Chief Executive Officer and Director of Blue Cross/ Blue Shield of Maine and President, Chief Executive Officer and director of Blue Alliance Mutual Insurance Company from 1991 to 1998; former Chairman of the Board and Chief Executive Officer of Machigonne Agency, Inc. from 1991 to 1998; and former director, National Blue Cross and Blue Shield Association; he is a Member, of the President’s Council of Visitors, University of Southern Maine; member, Board of Corporators, Maine Medical Center Foundation; member, Board of Trustees, Southern New Hampshire University; member, Board of Directors of the Gulf of Maine Aquarium Development Corporation and Chairman of the capital campaign; and member, Board of Directors of the Mitchell Institute.

      Carol L. Mitchell, 48, was elected Executive Vice President of Banknorth and Banknorth, N.A. in January 1997. Ms. Mitchell joined Banknorth in August 1990 and was elected Senior Vice President,

General Counsel and Clerk in 1992. Ms. Mitchell currently is the General Counsel and Chief Administrative Officer of Banknorth and Banknorth N.A. and oversees the Legal, Human Resources and General Services Departments. Ms. Mitchell is an attorney, admitted to practice law in Maine, and is a member of the American Bar Association, the Maine Bar Association, and the Cumberland Bar Association. Ms. Mitchell is a director of the New England Legal Foundation; a member and Treasurer of the Maine Chapter of the International Women’s Forum; a member of the American Society of Corporate Secretaries; a director of the Greater Portland YWCA; a director of the Portland Public Library; a director of the University of Maine School of Law Foundation; a member of the Board of Visitors of the University of Maine School of Law; and a corporator of Maine Health.

      David J. Ott, 52, is Senior Executive Vice President and Chief Banking Officer of Banknorth and Banknorth, N.A. Mr. Ott initially was elected President and Chief Executive Officer of Peoples Heritage Bank and an Executive Vice President of Banknorth in March 1999 and served as such until his election as Chief Banking Officer in June 2000. Prior to joining Banknorth, Mr. Ott served as Chairman, President and Chief Executive Officer of Fleet Bank of Maine. Mr. Ott’s banking career has spanned over 20 years. From July 1995 through June 1997, Mr. Ott served as President of Maine Rubber International. Mr. Ott serves on the Boards of Directors of the Susan Curtis Foundation, the Portland Museum of Art, the Mitchell Institute, the United Way of Greater Portland (2002 Chairman of the Annual Campaign) and the Maine Coalition for Excellence in Education.

      Wendy Suehrstedt, 45, is Executive Vice President and Chief Retail Banking Officer of Banknorth and Banknorth, N.A. Ms. Suehrstedt was elected Executive Vice President and Chief Retail Banking Officer of Banknorth effective January 1997. Previously, Ms. Suehrstedt served as Senior Vice President of Retail and Small Business Banking at Banknorth, N.A. (formerly Peoples Heritage Bank) from 1994 to 1997 and Senior Vice President of Banknorth in charge of Commercial Credit Policy and Administration from 1991 to 1994. She joined Banknorth, N.A. as Vice President of Commercial Loan Review in 1990. Ms. Suehrstedt is Chairman of the Community Investment Division of the United Way of Greater Portland; and a member of the Board of Directors of the United Way of Greater Portland; and a member of the Board of Director’s of the Maine Development Foundation. Ms. Suehrstedt is a past Chairman of the Maine Group of Robert Morris Associates, a professional association of lending and credit risk professionals.

BENEFICIAL OWNERSHIP OF COMMON STOCK

BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial Ownership of Common Stock

      The following table sets forth information as to the Common Stock beneficially owned as of December 31, 2003 by (i) each person or entity, including any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), known to us to be the beneficial owner of 5% or more of the outstanding Common Stock, (ii) each of our nominees for election as director and each of our directors whose term will continue after the annual meeting, (iii) each of our executive officers named in the Summary Compensation Table below and (iv) all of our nominees for director, directors whose terms will continue after the annual meeting and executive officers as a group.

	Shares Beneficially Owned
	as of December 31, 2003(1)

Name of Beneficial Owner	Amount		Percent

5% Holders:
Private Capital Management, L.P. 8889 Pelican Bay Blvd. Naples, Florida 34108	9,262,111	(2)	5.7%
Directors:
Gary G. Bahre	30,193	(3)	—
Robert G. Clarke	5,096	(3)	—
P. Kevin Condron	58,880	(3)	—
Colleen A. Khoury	5,094	(3)	—
Dana S. Levenson	48,329	(3)	—
Steven T. Martin	73,393	(3)	—
John M. Naughton	53,943	(3)	—
Malcolm W. Philbrook, Jr.	103,221	(3)(4)	—
Angelo Pizzagalli	133,360	(3)	—
Irving Rogers, III	16,662	(3)	—
William J. Ryan	820,383	(5)	—
Curtis M. Scribner	35,970	(3)	—
Gerry S. Weidema	16,262	(3)	—
Executive officers who are not directors and who are named in the Summary Compensation Table below:
Peter J. Verrill	386,825	(5)	—
David J. Ott	156,255	(5)	—
Andrew W. Greene	59,961	(5)	—
Wendy Suehrstedt	157,072	(5)	—
All nominees for director, directors whose terms will continue and executive officers of Banknorth as a group (21 persons)	2,625,763	(6)	1.6%

(1)	The number of shares beneficially owned by the persons set forth above is determined under rules under Section 13 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, an individual is considered to beneficially own any shares of Common Stock if he or she directly or indirectly has or shares: (i) voting power, which includes the power to vote or to direct the voting of the shares, or (ii) investment power, which includes the power to dispose or direct the disposition of the shares. Unless otherwise indicated, an individual has sole voting power and sole investment power with respect to the indicated shares and all individual holdings amount to less than 1% of the issued and outstanding Common Stock.

(2)	Based on a Schedule 13G filed by Private Capital Management, L.P. (“PCM”), a registered investment adviser, in February 2004, Bruce S. Sherman and Gregg J. Powers, chief executive officer and president of PCM, respectively, exercise in these capacities shared voting power and shared dispositive power with respect to the shares of Common Stock held by PCM’s clients and managed by PCM.

(3)	Includes options to purchase shares of Common Stock pursuant to the 1995 Director Plan, as follows:

No. of
Name	Shares

Gary G. Bahre	8,000
Robert G. Clarke	2,500
P. Kevin Condron	12,500
Colleen A. Khoury	4,000
Steven T. Martin	2,000
Dana S. Levenson	18,500
John M. Naughton	10,000
Malcom W. Philbrook, Jr.	18,500
Angelo Pizzagalli	6,000
Irving E. Rogers, III	4,000
Curtis M. Scribner	16,500
Gerry S. Weidema	13,000

Also includes (i) in the case of Mr. Condron, substitute options to purchase 10,872 shares of Common Stock granted in connection with the acquisition of CFX Corporation; (ii) in the case of director Pizzagalli, substitute options to purchase 1,825 shares of Common Stock, respectively, granted in connection with the acquisition of Banknorth Group, Inc. (Vermont); (iii) in the case of Mr. Naughton, substitute options to purchase 4,500 shares of Common Stock granted in connection with the acquisition of SIS Bancorp Inc.; and (iv) in the case of Mr. Martin, substitute options to purchase 45,880 shares of Common Stock granted in connection with the acquisition of American Financial Holdings, Inc.

(4)	Includes 29,666 shares held by a 501(c)(3) foundation and/or a trust for which Mr. Philbrook shares voting rights but for which he has no pecuniary interest.

(5)	Includes shares over which an officer has voting power under our 401(k) Plan and Profit Sharing Employee Stock Ownership Plan and options to purchase shares of Common Stock granted pursuant to our stock option plans which are exercisable within 60 days of December 31, 2003, as follows:

	401(k)	Currently
	Plan	Exercisable Options

William J. Ryan	71,473	711,171
Peter J. Verrill	11,532	342,164
David J. Ott	19,844	127,928
Andrew W. Greene	2,222	30,052
Wendy Suehrstedt	5,304	133,186

(6)	Includes a total of 121,313 shares of Common Stock which are held by the trusts established pursuant to our 401(k) Plan on behalf of executive officers of Banknorth as a group. Also includes 1,480,230 shares of Common Stock which may be acquired by directors and executive officers as a group upon the exercise of outstanding stock options which are exercisable within 60 days of December 31, 2003; shares subject to the foregoing stock options are deemed to be outstanding for the purpose of computing the percentage of Common Stock beneficially owned by directors and executive officers of Banknorth as a group.

Section 16(a) Beneficial Ownership Reporting Compliance

      Under Section 16(a) of the Exchange Act, our directors and executive officers and certain persons who own more than 10% of the Common Stock are required:

•	to file reports of their ownership of the Common Stock and any changes in that ownership with the Securities and Exchange Commission and the NYSE by specific dates, and

•	to furnish us with copies of the reports.

      Due to an administrative error at Banknorth, the reports for stock options granted on May 27, 2003 to Mssrs. Ryan,Verrill, Ott and Greene and Ms. Suehrstedt were filed late with the SEC on June 11, 2003. However, based on our records and other information, we believe that these filing requirements were satisfied by our directors and executive officers in all other circumstance in 2003.

COMPENSATION OF EXECUTIVE OFFICERS AND

TRANSACTIONS WITH MANAGEMENT

      The following table discloses compensation received by our chief executive officer and our four other most highly-compensated executive officers for the three years ended December 31, 2003.

Summary Compensation Table

					Long-Term Compensation

	Annual Compensation				Awards		Payouts($)

				Other	Restricted
				Annual	Stock	Options/	LTIP	All Other
Executive Officer	Year	Salary($)	Bonus($)	Compensation($)	Awards($)	SARs(#)	Payouts($)	Compensation($)

		(1)	(2)	(3)		(4)	(5)	(6)
William J. Ryan	2003	$808,923	$207,200	$13,655	$0	174,000	$1,125,000	$9,000
Chairman, President	2002	791,023	792,000	104,829	0	241,750	0	8,500
and Chief Executive	2001	665,000	831,250	5,069	0	299,200	0	5,737
Officer
Peter J. Verrill	2003	409,665	101,200	11,044	0	96,000	562,500	9,000
Sr. Executive Vice	2002	394,837	440,000	7,414	0	117,000	0	8,500
President and Chief	2001	344,846	342,188	6,000	0	57,200	0	5,737
Operating Officer
David J. Ott	2003	307,692	80,300	7,590	0	78,000	562,500	9,000
Sr. Executive Vice	2002	296,154	328,500	6,489	0	63,250	0	8,500
President and Chief	2001	281,300	342,188	6,715	0	56,800	0	5,737
Banking Officer
Andrew W. Greene	2003	291,154	68,200	8,478	0	66,000	458,375	9,000
Sr. Executive Vice	2002	280,115	270,000	2,236	0	63,250	0	8,500
President Insurance	2001	242,380	218,750	1,271	0	27,000	0	5,737
and Investments
Wendy Suehrstedt	2003	278,461	68,200	3,552	0	66,000	354,250	9,000
Executive Vice	2002	266,154	200,000	2,722	0	63,250	0	8,500
President, Chief	2001	240,650	218,750	691	0	27,000	0	5,737
Retail Officer

(1)	In addition to the base salaries, amounts disclosed in this column include (i) amounts deferred pursuant to our Deferred Compensation Plan, which generally allows eligible officers to defer up to 70% of their salaries, and (ii) amounts deferred pursuant to our 401(k) Plan, which generally allows employees of Banknorth and participating subsidiaries to defer up to 50% of their compensation, subject to applicable limitations in Section 401(k) of the Internal Revenue Code. Executive officers’ base salary adjustments are considered in the first quarter of each year.

(2)	Amounts represent annual bonuses earned in the year indicated and paid early in the following year. Amounts disclosed in this column include bonuses deferred pursuant to our Deferred Compensation Plan.

(3)	Includes the value of Company-owned automobiles, club memberships, financial planning subsidy, personal use of a company-owned condominium and costs associated with spousal travel with the executive on a Company-sponsored business trip. In each case the aggregate amount paid for the applicable benefits is substantially less than the lesser of either $50,000 or 10% of the total annual salary and bonus for each named executive officer, except for Mr. Ryan, who in 2002 was reimbursed $100,000 for a club initiation fee.

(4)	Consists of awards granted pursuant to our stock option plans.

(5)	Amounts represent long term cash awards made pursuant to the Executive Incentive Plan for the three year cycle ending in the year indicated and paid early in the following year.

(6)	Includes matching contributions by us pursuant to our 401(k) Plan.

Options/SAR Grants in 2003

      The following table provides information relating to option grants pursuant to our stock option plans during 2003 to our named executive officers.

					Potential Realizable Value
			Individual Grants		at Assumed Rates of
		Percent of Total			Stock Price Appreciation
	Options	Options Granted			for Option Term(4)
	Granted	to Employees	Exercise
Executive Officer	(#)(1)	in 2003(2)	Price(3)	Expiration Date	5%	10%

William J. Ryan	29,000	0.7%	$24.62	May 27, 2013	$449,018	$1,137,900
	145,000	3.5	28.20	October 21, 2013	2,571,550	6,516,813
Peter J. Verrill	16,000	0.4	24.62	May 27, 2013	247,734	627,807
	80,000	1.9	28.20	October 21, 2013	1,418,786	3,595,483
David J. Ott	13,000	0.3	24.62	May 27, 2013	201,284	510,093
	65,000	1.6	28.20	October 21, 2013	1,152,764	2,921,330
Andrew W. Greene	11,000	0.3	24.62	May 27, 2013	170,317	431,617
	55,000	1.3	28.20	October 21, 2013	975,416	2,471,894
Wendy Suehrstedt	11,000	0.3	24.62	May 27, 2013	170,317	431,617
	55,000	1.3	28.20	October 21, 2013	975,416	2,471,894

(1)	Options vest and become exercisable 33% per year commencing on the first anniversary of the date of grant. None of the indicated awards were accompanied by stock appreciation rights.

(2)	Percentage of options to purchase an aggregate of 4,185,340 shares of our Common Stock granted to all employees during 2003.

(3)	The exercise price was based on the market price of our Common Stock on the date of grant.

(4)	Assumes future stock prices of $40.10 and $63.86 for options granted on May 27, 2003, and $45.93 and $73.14 for options granted on October 21, 2003 at compounded rates of return of 5% and 10%, respectively. No discount has been applied to determine a net present value of each award; however, a 7.0% discount would yield real values of 51% of the values shown under the 5% and 10% columns, respectively.

Aggregated Option Exercises in 2003 and Year-end Option Values

      The following table provides information relating to option exercises in 2003 by our named executive officers and the value of such officers’ unexercised options at December 31, 2003.

					Value of Unexercised
			Number of Options		In-The-Money Options
			at Year End(#)		at Year End($)(1)
	Shares Acquired	Value
	on Exercise(#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable

William J. Ryan	0	$0.00	711,171	535,209	$10,182,347	$4,718,706
Peter J. Verrill	0	0.00	342,164	193,266	5,068,500	1,395,653
David J. Ott	0	0.00	127,928	139,122	1,704,430	979,396
Andrew W. Greene	29,160	283,686	30,052	117,288	292,201	805,093
Wendy Suehrstedt	27,700	174,964	133,186	105,764	1,906,180	706,572

(1)	Based on a per share market price of $32.53.

Long-term Incentive Plans – Awards in Last Fiscal Year

			Estimated Future Payouts Under
			Non-Stock Price-Based Plans(2)
	Number of Shares,	Performance or Other
	Units or Other	Period Until	Threshold	Target	Maximum
Name	Rights(#)(1)	Maturation or Payout	($ or #)	($ or #)	($ or #)

William J. Ryan	9,000	January 1, 2003 – December 31, 2005	$675,000	$1,755,000	$5,400,000
Peter J. Verrill	4,500	January 1, 2003 – December 31, 2005	337,500	877,500	2,700,000
David J. Ott	4,500	January 1, 2003 – December 31, 2005	337,500	877,500	2,700,000
Andrew W. Greene	4,500	January 1, 2003 – December 31, 2005	337,500	877,500	2,700,000
Wendy Suehrstedt	4,500	January 1, 2003 – December 31, 2005	337,500	877,500	2,700,000

(1)	Amounts represent the number of performance units granted pursuant to our Executive Incentive Plan.

(2)	Under the terms of this plan, Banknorth is ranked against a group of peer companies in terms of average annual diluted EPS growth over the three-year performance cycle. Banknorth’s ranking results in a corresponding unit value. Units have value only to the extent that Banknorth equals or exceeds the median of the peer group and equals or exceeds a 4% threshold for growth in diluted EPS over the performance cycle. The threshold payout represents the median performance. The target payout represents the mean between median and maximum performance and the maximum assumes a ranking of number one atop the peer group.

Pension Plan

      The following table sets forth the estimated benefits payable under our qualified defined benefit retirement plan for all eligible employees. This benefit and a supplemental benefit (for those executive officers covered under a supplemental retirement plan, as described below) provide a competitive total pension benefit plan. Compensation in the following table is limited to the $205,000 ceiling as provided under the Economic Growth and Tax Relief Reconciliation Act of 2001.

Career Average	10 Years	15 Years	20 Years	25 Years	30 Years
Compensation	of Service	of Service	of Service	of Service	of Service

$150,000	$29,242	$43,862	$58,483	$73,104	$87,725
175,000	34,617	51,925	69,233	86,541	103,850
200,000	39,992	59,987	79,983	99,979	119,975
225,000	41,067	61,600	82,133	102,666	123,200
250,000	41,067	61,600	82,133	102,666	123,200

(1)	Benefit formula is 1.5% of career average earnings plus 0.65% of career average earnings above covered compensation. For 2004, year of retirement covered compensation equals $46,284.

(2)	Career average salary limited to $205,000.

(3)	Maximum benefits under the plan are as indicated. Maximum allowable annual benefit under the Internal Revenue Code for 2004 is $165,000.

      The maximum annual compensation which may be taken into account under qualified plans is indexed for inflation after 2004.

      At December 31, 2003, Messrs. Ryan, Verrill, Ott and Greene and Ms. Suehrstedt had 14, 26, 5, 5 and 14 years of credited service under our defined benefit pension plan, respectively.

      Banknorth and each of Messrs. Ryan and Verrill have entered into supplemental retirement agreements which provide for a cumulative retirement benefit (together with qualified plan benefits and other integrated benefits, as set forth below) equal to 65% of each such executive’s respective compensation for the highest five consecutive of the last ten years of the executive’s employment. Compensation includes annual salary and bonuses, but excludes amounts paid pursuant to any stock option, stock appreciation right or other long-term compensation plans of Banknorth. We do not believe that the covered compensation for this purpose differs substantially (by more than 10%) from that set forth in the Summary Compensation Table set forth above. The benefits under the supplemental retirement agreements for covered executives generally are integrated with, and thus reduced by, (i) 50% of the officer’s primary Social Security benefit estimated at the normal retirement age of 65; (ii) the annual amount of benefits payable to the officer at age 65 on a life annuity basis from the qualified defined benefit retirement plan maintained by Banknorth; (iii) the annual amount of benefits payable on the same basis of that portion of the account balances attributable to contributions by Banknorth to any and all qualified defined contribution retirement plans maintained by Banknorth; and (iv) the annual amounts of benefits payable on the same basis attributable to contributions by Banknorth to any other qualified or non-qualified retirement plans or agreements maintained or entered into by Banknorth. Each of the supplemental retirement agreements provides for a reduction in the benefit to be provided if the executive does not complete 25 years of service with Banknorth or any of its subsidiaries. The supplemental retirement agreements with Messrs. Ryan and Verrill provide that their supplemental retirement benefits shall be equal to the greater of the benefits under their respective supplemental retirement agreement and the benefits which would be available under the supplemental retirement plan for certain other executive officers of Banknorth described below.

      In January 2002, Banknorth Group approved an amendment to Mr. Ryan’s supplemental retirement agreement to provide for an additional 5.5 years of credited service. This was done in recognition of Mr. Ryan’s substantial contributions to Banknorth Group over the years.

      At December 31, 2003, the expected annual benefits under the supplemental retirement agreements with Messrs. Ryan and Verrill were $763,619 and $195,872, respectively, assuming level future salaries and an 8% return on defined contribution investment accounts. These figures are based on five and 10 years until retirement for Messrs. Ryan and Verrill, respectively.

      Banknorth also has adopted a supplemental retirement plan that covers Messrs. Ott and Greene and Ms. Suehrstedt and certain other executive officers of Banknorth and Banknorth, N.A. The plan provides that each executive shall receive a supplemental pension benefit upon retirement equal to the amount necessary to provide the executive with the normal benefits payable under Banknorth’s defined benefit pension plan without regard to the current $205,000 plan compensation limitation under Section 401 of the Internal Revenue Code or the limitations contained in Section 415 of the Internal Revenue Code. At December 31, 2003, the expected annual benefit for Messrs. Ott and Greene and Ms. Suehrstedt were $121,056, $43,926 and $110,771, respectively, assuming level future salaries and an 8% return on defined contribution investment accounts. This figure is based upon 13 years, five years and 19 years until retirement for Messrs. Ott and Greene and Ms. Suehrstedt, respectively.

Severance Agreements

      Banknorth has entered into severance agreements with Messrs. Ryan, Verrill, Ott, Greene and Ms. Suehrstedt and certain of the other executive officers of Banknorth, pursuant to which these officers would receive specified benefits in the event that their employment was terminated by Banknorth other than for cause, disability, retirement or death following a “change in control” of Banknorth, as defined, or the officers terminated their employment under such circumstances for “good reason,” as defined. The benefits payable under such circumstances include a lump sum payment equal to three times (in the case of Messrs. Ryan, Verrill, Ott and Greene and Ms. Suehrstedt) and three or two times (in the case of other executive officers) the sum of (i) the officer’s annual salary at the rate in effect at the specified time and (ii) the greatest of the annual bonuses paid or accrued in the year of termination or any of the three immediately preceding years. For purposes of determining the executive’s benefit under the executive’s supplemental retirement agreement with Banknorth, the severance agreements also provide that the named executives shall be credited with three years of age and service (three or two years in the case of certain other executive officers). In October 2002 and in December 2003, the Committee approved the elimination of the reduction for early commencement of payment of supplemental retirement benefits for Mr. Ryan, the named executive officers and certain other executives in the event of a change in control of Banknorth. In addition to the service credited under the executive’s supplemental retirement agreement, each such officer would be entitled under such circumstances to be covered at the expense of Banknorth by the same or equivalent hospital, medical, dental, accident, disability and life insurance coverage as in effect for the officer immediately prior to termination of his or her employment until the earlier of three years (in the case of the named executives) and three or two years (in the case of other executive officers) following termination of employment or the date the officer has commenced new employment which provides comparable benefits. The agreements also provide that in the event that any of the payments to be made thereunder or otherwise upon termination of employment are deemed to constitute “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code, and such payments will cause the executive officer to incur an excise tax under the Internal Revenue Code, Banknorth shall pay the executive officer an amount such that after payment of all federal, state and local income tax and any additional excise tax, the executive will be fully reimbursed for the amount of such excise tax. Excess parachute payments generally are payments in excess of three times the recipient’s average annual compensation from the employer includable in the recipient’s gross income during the most recent five taxable years ending before the date of a change in control of the employer (“base amount”). Recipients of excess parachute payments are subject to a 20% excise tax on the amount by which such payments exceed the base amount, in addition to regular income taxes, and payments in excess of the base amount are not deductible by the employer as compensation expense for federal income tax purposes.

Indebtedness of Directors and Management and Certain Transactions

      Our directors, officers and employees are permitted to borrow from our banking subsidiary in accordance with the requirements of federal and state law. All loans made by our banking subsidiary to directors and executive officers or their related interests have been made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. We believe that at the time of origination these loans neither involved more than the normal risk of collectibility nor presented any other unfavorable features.

      The law firm of Crockett, Philbrook & Crouch, P.A., of which Malcolm W. Philbrook, Jr. is a partner, provides legal services to Banknorth, N.A. from time to time in the ordinary course of business. The services of Mr. Philbrook’s law firm to Banknorth, N.A. are solely as a result of it being selected from a number of available law firms by residential mortgage loan applicants to Banknorth, N.A. for a single-family residential loan in connection with the obtainment of title insurance for the proposed security property. The fees for such services are paid by the borrower and not Banknorth, N.A. and amounted to $20,490 during Mr. Philbrook’s law firm’s most recent fiscal year.

      Banknorth has a sponsorship at Loudon International Speedway, of which Gary G. Bahre is the president and chief executive officer and a significant stockholder. In addition, Banknorth, N.A. leases a large branch office located in Oxford, Maine from Mr. Bahre’s father. Payments pursuant to this lease amounted to $180,000 in 2003.

      We believe that the foregoing transactions are on terms which would be made to non-affiliated parties and are in the best interest of our stockholders.

REPORT OF THE HUMAN RESOURCES AND COMPENSATION COMMITTEE

      In accordance with rules adopted by the Securities and Exchange Commission, the Human Resources and Compensation Committee of our Board of Directors makes this report on executive compensation for the year ended December 31, 2003.

      Composition and Responsibilities of the Committee. During 2003, the members of the Human Resources and Compensation Committee were P. Kevin Condron (Chairman), George W. Dougan, Steven T. Martin, John M. Naughton and Malcolm W. Philbrook. With changes to committee assignments in April 2003, Director Dougan left the Committee and Director Martin joined the Committee.

      One of the responsibilities of the Committee is to determine the compensation of our executive officers. The components of compensation include salary, bonuses under annual and long-term cash incentive programs, stock options under our stock option plans and contributions under our defined benefit pension plan and 401(k) plan. The bases for determining contributions to our pension plan and 401(k) plan are the same for all participants in those plans, including executive officers.

      Compensation Philosophy and Strategy. Our philosophy is to align executive compensation with the interests of our stockholders and to determine the components of executive compensation to accomplish the following objectives:

•	to reward executives for enhancement of shareholder value as reflected in our annual earnings performance and the market price of our common stock;

•	to balance rewards for accomplishments of short and long-term performance goals;

•	to have greater portions of total compensation at risk for performance as the management level increases;

•	to encourage ownership of our common stock through annual grants of stock options, not only to highly-compensated executives, but also to management personnel throughout Banknorth; and

•	to attract and retain highly qualified executives critical to our long-term success.

      Our compensation strategy is to provide executives with competitive base salaries along with performance-based annual and long-term incentives which provide an appropriate balance and focus between near-term and long-term objectives. Our compensation model for executives targets total compensation to be competitive (at least the 50th percentile) when measured against a range of selected comparable companies, including bank holding companies and banks in our size range. Comparability is established based on several criteria, including size and scope of business. This comparative analysis was carried out for 2003 with the assistance of Towers Perrin, a nationally recognized independent consulting firm. The comparison group is broader than the bank holding company and bank group utilized in the performance graph below, and contains some but not all of the bank holding companies and banks in that group. We believe that the broader group provides a sounder and more appropriate basis for comparison in setting compensation levels because of similarities in size and scope of business. We also seek to ensure that compensation reflects annual evaluations of corporate and individual performance.

      Compensation of the Chief Executive Officer. Banknorth’s Board of Directors relies on the chairman, president and chief executive officer to provide effective leadership and execute a successful business plan for the entire organization. Other key measures of the chairman, president and chief executive officer’s performance include development of the senior executive officers of Banknorth and the leadership role he plays within the community.

      The Committee establishes Mr. Ryan’s base salary, annual and long-term incentive award and stock option grants in amounts commensurate with his performance and his position. This is done in accordance with the compensation philosophy and strategy of the Committee described above.

      Base Salaries. Mr. Ryan’s salary was increased from $792,000 to $814,000 during 2003, which was at the 75th percentile of the salary range for the comparable companies. The Committee wished to reward Mr. Ryan for his strong leadership and excellent results by providing a base pay increase that would place Mr. Ryan in the top quartile of his established range.

      Executive Incentive Plan. In early 2001, the Committee approved the establishment of an Executive Incentive Plan, which was approved by our stockholders in 2002. The design of the plan was developed with the assistance of Watson Wyatt Worldwide, a global human resources consulting firm, and was reviewed by the Committee’s independent consultant, Frederic W. Cook & Co. The primary purpose of the Executive Incentive Plan is to reward key executives with competitive incentives when Banknorth’s performance meets or exceeds internal and/or external performance criteria.

      Under the Executive Incentive Plan, Banknorth makes cash payouts at specific targets of 85%, 70%, 65%, 65% and 60% of base salary range mid-point for the chairman, president and chief executive officer, the chief operating officer, chief banking officer, the Insurance and Investment division executive, and certain executive vice president levels, respectively, upon achieving earnings per share results, with a maximum payout of 170%, 140%. 130%, 130% and 120%, respectively. As a result of Banknorth’s earnings for 2003, bonuses for Messrs. Ryan, Verrill, Ott and Greene and Ms. Suehrstedt were $207,200, $101,200, $80,300, $68,200 and $68,200, respectively.

      Under the Executive Incentive Plan, Banknorth also provides for cash payouts to participating executive officers based on long-term performance criteria, which were developed with the assistance of the above-named consultants. Long-term performance criteria adopted by the Committee pursuant to the Executive Incentive Plan in early 2001 for a two and three-quarter year period ending December 31, 2003 was designed to rank Banknorth against a group of peers in terms of average annual earnings per share growth over this period. In early 2002, and again in early 2003, the Committee adopted the same performance criteria for three-year performance cycles beginning January 1, 2002 and ending December 31, 2004 and beginning January 1, 2003 and ending December 31, 2005, respectively. Payments for all performance cycles will be earned only if Banknorth equals or exceeds the peer median and exceeds annual average earnings per share growth of 4%. Three-year payouts for performance at the median of the peer group for the cycle beginning January 1, 2003 and ending December 31, 2005 would be $675,000 and $337,500 for Mr. Ryan and the other named executives, respectively. For performance at the top of the peer group for the same performance period, three-year payouts would be $5,400,000 and $2,700,000 for Mr. Ryan and each of the other named executives, respectively. As a result of Banknorth’s ranking at the 60th percentile of the peer group, payments for the initial performance cycle ending December 31, 2003 for Messrs. Ryan, Verrill, Ott and Greene and Ms. Suehrstedt were $1,125,000, $562,500, $562,500, $458,375 and $354,250, respectively.

      Stock-Based Awards. We award stock options annually at market exercise prices. In 1994, Frederic W. Cook & Co. evaluated long-term compensation and determined that it was appropriate for us to establish fixed share guidelines for the annual grant of stock options to ensure comparability with the grants of stock options to executives at comparable companies. In accordance with recommendations made by Towers Perrin, we updated guidelines for the grant of stock options in 2001, which were intended to be competitive with grants of stock options to executives of comparable companies. At such time, we also retained Frederic W. Cook & Co. to review share guidelines with respect to option grants to the chairman, president and chief executive officer. As a result of this market-based model, on October 21, 2003, we granted options to certain members of management, including options to purchase 145,000 shares, 80,000 shares, 65,000 shares, 55,000 shares and 55,000 shares to Messrs. Ryan, Verrill, Ott and Greene and Ms. Suehrstedt, respectively.

      In recognition of their efforts to successfully close and integrate several acquisitions in 2003, options were granted on May 27, 2003 to certain members of management, including options to purchase 29,000 shares, 16,000 shares, 13,000 shares, 11,000 shares and 11,000 shares to Messrs. Ryan, Verrill, Ott and Greene and Ms. Suehrstedt, respectively.

      Stock Ownership Guidelines. In 1997, we established guidelines for executive management investment in Common Stock. An executive is expected to hold shares having a value determined as a multiple of base salary. Both direct and indirect ownership (i.e. through certain family trusts) and ownership through employee benefit plans are taken into account. For Mr. Ryan the expected level of investment in the Common Stock is five times base salary, for Messrs. Verrill and Ott the expected level is four times base salary and for the other named executives the expected level is three times base salary. Executive officers had five years to achieve the desired level of investment. When ownership guidelines were reviewed in 2003, all named executives, with the exception of Mr. Greene, met or exceeded the guidelines. Mr. Greene joined Banknorth in 1999 and has one more year to reach the expected level.

      In 1998, we also established guidelines for director investment in our Common Stock. A director is expected to hold shares having a value equal to five times the annual retainer. Both direct and indirect ownership (i.e. through certain family trusts) is taken into account. Directors had five years to achieve the desired level of investment. With the exception of Ms. Khoury and Mr. Clarke, who became directors in 2002 and 2003, respectively, and thus have four and five years to meet the applicable guidelines, respectively, all of our directors are in compliance with Banknorth’s director ownership guidelines.

      Deductibility of Executive Compensation. Under Section 162(m) of the Internal Revenue Code, publicly-held companies such as Banknorth Group are subject to a maximum income tax deduction of $1 million with respect to annual compensation paid to any one of the chief executive officer or the other officers appearing in the Summary Compensation Table above, with certain exceptions for performance-based compensation. The Committee’s objective is to structure Banknorth’s executive compensation plans to maximize the deductibility of executive compensation under the Internal Revenue Code, and each of the 1996 Equity Plan, 2003 Equity Incentive Plan and Executive Incentive Plan of Banknorth have been structured to provide for the grant of deductible performance-based compensation. In addition, in 1999 we amended our deferred compensation plan to provide for the automatic deferral of an executive’s bonus to the extent the executive’s annual compensation subject to the deductibility limit would otherwise exceed $1.0 million. The Committee reserves the right, however, in the exercise of its business judgment, to establish appropriate compensation levels for executive officers that may exceed the limits on tax deductibility established under Section 162(m) of the Internal Revenue Code.

The Human Resources and Compensation Committee:

P. Kevin Condron, Chairman
Steven T. Martin
John M. Naughton
Malcolm W. Philbrook

PERFORMANCE GRAPHS

      The following graphs compare the yearly cumulative total return on the Common Stock over a five-year measurement period (December 31, 1998 to December 31, 2003) and a ten-year measurement period (December 31, 1993 to December 31, 2003) with (i) the yearly cumulative total return on the stocks included in the Standard & Poor’s 500 Stock Index and (ii) the yearly cumulative total return on the stocks included in the Keefe Bruyette & Woods, Inc. Index of the 50 largest commercial banking organizations in the United States. All of these cumulative returns are computed assuming the reinvestment of dividends at the frequency with which dividends were paid during the applicable years.

PROPOSAL TO RATIFY THE APPOINTMENT OF INDEPENDENT AUDITORS

(Proposal Two)

      The Audit Committee of our Board of Directors has appointed KPMG LLP, independent certified public accountants, to perform the audit of Banknorth’s financial statements for the year ending December 31, 2004, and we have further directed that the selection of auditors be submitted for ratification by stockholders at the annual meeting.

      Representatives from KPMG LLP will be present at the annual meeting and will be given the opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions from stockholders.

      Our Board of Directors unanimously recommends that you vote “FOR” ratification of the appointment of KPMG LLP as independent auditors for 2004.

STOCKHOLDER PROPOSALS

      We must receive any proposals of stockholders intended to be presented at our annual meeting of stockholders in 2005 on or before November 22, 2004 in order for the proposals to be eligible for inclusion in our proxy statement and proxy for that meeting. Any stockholder proposals received after November 22, 2004 but on or before January 27, 2005 may be considered for presentation at our annual meeting of stockholders in 2005, although not included in our proxy statement and proxy for that meeting, in accordance with the requirements set forth in our bylaws. Stockholder proposals should be sent to Banknorth Group, Inc., Two Portland Square, P.O. Box 9540, Portland, Maine 04112-9540, Attention: Carol L. Mitchell, Esq., Executive Vice President, General Counsel, Secretary and Clerk. We urge that any stockholder proposals be sent certified mail, return-receipt requested.

ANNUAL REPORTS

      A copy of our annual report on Form 10-K for the year ended December 31, 2003 accompanies this proxy statement, as does a summary annual report to stockholders for this year. These reports are not part of the proxy solicitation materials.

      Upon written request and a payment of a copying charge of ten cents per page, we will furnish to any stockholder a copy of the exhibits to the annual report on Form 10-K. Such written requests should be directed to Carol L. Mitchell, Esq., Executive Vice President, General Counsel, Secretary and Clerk, Banknorth Group, Inc., Two Portland Square, P.O. Box 9540, Portland, Maine 04112-9540.

BANKNORTH GROUP, INC.
REVOCABLE PROXY
Annual Meeting of Stockholders
April 27, 2004

This Proxy is solicited on behalf of the Board of Directors.

     The undersigned, as a holder of common stock of Banknorth Group, Inc., hereby appoints each of O. William Robertson and Roger Percival as Proxies, each with the full power of substitution, to represent and to vote as designated on the reverse of this card all of the shares of common stock of Banknorth which the undersigned is entitled to vote at the annual meeting of stockholders to be held at the Portland Marriott Hotel, 200 Sable Oaks Drive, South Portland, Maine 04106, on Tuesday, April 27, 2004, at 10:30 a.m., Eastern Time, or any adjournment thereof.

     This Proxy may be revoked at any time before it is exercised.

     Shares of common stock of Banknorth will be voted as specified. Unless otherwise specified, this Proxy will be voted “FOR” the election of the Board of Directors’ nominees to the Board of Directors and “FOR” the other proposal set forth on the reverse side. If any other matter is properly presented at the annual meeting of stockholders, this Proxy will be voted in accordance with the judgment of the persons appointed as Proxies.

IMPORTANT: PLEASE DATE AND SIGN THE PROXY ON REVERSE SIDE.

ANNUAL MEETING OF STOCKHOLDERS OF

BANKNORTH GROUP, INC.

APRIL 27, 2004

PROXY VOTING INSTRUCTIONS

MAIL — Date, sign and mail your proxy card in the envelope provided as soon as possible.	COMPANY NUMBER
-or-

TELEPHONE — Call toll-free 1-800-PROXIES from any
touch-tone telephone and follow the instructions. Have
your proxy card available when you call.	ACCOUNT NUMBER
-or-

INTERNET — Access “www.voteproxy.com” and
follow the on-screen instructions. Have your proxy
card available when you access the web page.

     êPlease detach along perforated line and mail in the envelope provided If you are not voting via telephone or the Internet.ê

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:

NOMINEES:
☐ FOR ALL NOMINEES	¡	Dana S. Levenson For Three-Year Term Expiring in 2007

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES	¡	John M. Naughton For Three-Year Term Expiring in 2007

☐ FOR ALL EXCEPT (See instructions below)	¡	Angelo Pizzagalli For Three-Year Term Expiring in 2007

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at the right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

2.	To ratify the appointment of KPMG LLP as Banknorth Group, Inc.‘s independent auditors for the year ending December 31, 2004.
	FOR	AGAINST	ABSTAIN
	☐	☐	☐

3.	In their discretion, upon any other matter that may properly come before the annual meeting of stockholders or any adjournment thereof.

The Board of Directors of Banknorth recommends a vote “FOR” each of the nominees for Director and “FOR” the other proposal. Such votes are hereby solicited by the Board of Directors.

Note: If you receive more than one proxy card, please date and sign each card and return all proxy cards in the enclosed envelope.

Signature of		Date		Signature of		Date
Stockholder	__________________		________________	Stockholder	____________________		_________________

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

March 22, 2004

To:    Participants in the 401(k) Plan of Banknorth Group, Inc.

     As described in the enclosed materials, your proxy as a stockholder of Banknorth Group, Inc. is being solicited in connection with the proposals to be considered at our annual meeting of stockholders. I hope you will take advantage of the opportunity to direct, on a confidential basis, the manner in which shares of common stock of Banknorth allocated to your account(s) under our 401(k) Plan will be voted.

     Enclosed with this letter is the proxy statement, which describes the matters to be voted upon, a voting instruction ballot, which will permit you to vote the shares allocated to your account(s) under the 401(k) Plan, and a stamped, pre-addressed return envelope. After you have reviewed the proxy statement, I urge you to vote your shares in the 401(k) Plan by marking, dating, signing and returning the enclosed voting instruction ballot in the envelope provided to American Stock Transfer & Trust Company, our transfer agent or voting by telephone or via the Internet as described on the ballot. Your voting instructions will remain completely confidential. Only our transfer agent will have access to your voting instructions in order to certify the totals for the 401(k) Plan to Banknorth, N.A., which acts as Trustee for the plan, for the purpose of having those shares voted. No person associated with Banknorth Group, Inc. or Banknorth, N.A. will see the individual voting instructions.

     I urge each of you to vote, as a means of participating in the governance of the affairs of Banknorth. If your voting instructions are not received, the shares allocated to your account(s) in the 401(k) Plan will be voted by the Trustee in its discretion in accordance with the exercise of its fiduciary duties. While I hope that you will vote in the manner recommended by the Board of Directors, the most important thing is that you vote in whatever manner you deem appropriate. Please take a moment to do so.

Sincerely yours,

William J. Ryan
Chairman, President and
  Chief Executive Officer

BANKNORTH GROUP, INC.
Annual Meeting of Stockholders
April 27, 2004

This Ballot is solicited on behalf of the Board of Directors.

     The undersigned, as a holder of common stock of Banknorth Group, Inc. pursuant to the Banknorth Group, Inc. 401(k) Plan, hereby instructs Banknorth, N.A., as Trustee for the 401(k) Plan, to vote as designated on the reverse of this card all of the shares of common stock of Banknorth which the undersigned holds pursuant to the 401(k) Plan at the annual meeting of stockholders to be held at the Portland Marriott Hotel, 200 Sable Oaks Drive, South Portland, Maine 04106, on Tuesday, April 27, 2004, at 10:30 a.m., Eastern Time, or any adjournment thereof.

     Shares of common stock of Banknorth will be voted as specified. If you return this ballot properly signed but do not otherwise specify, shares will be voted “FOR” the election of the Board of Directors’ nominees to the Board of Directors and “FOR” the other proposal set forth on the reverse side. If you do not return this ballot, shares held by you pursuant to the 401(k) Plan will be voted by the Trustee in its discretion in accordance with the exercise of its fiduciary duties.

IMPORTANT: PLEASE DATE AND SIGN THE BALLOT ON REVERSE SIDE.

ANNUAL MEETING OF STOCKHOLDERS OF

BANKNORTH GROUP, INC.

APRIL 27, 2004

401(K) PLAN VOTING INSTRUCTIONS

MAIL — Date, sign and mail your proxy card in the envelope provided as soon as possible.	COMPANY NUMBER
-or-

TELEPHONE — Call toll-free 1-800-PROXIES from any
touch-tone telephone and follow the instructions. Have
your proxy card available when you call.	ACCOUNT NUMBER
-or-

INTERNET — Access “www.voteproxy.com” and follow the
on-screen instructions. Have your proxy
card available when you access the web page.

     êPlease detach along perforated line and mail in the envelope provided If you are not voting via telephone or the Internet.ê

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:

NOMINEES:
☐ FOR ALL NOMINEES	¡	Dana S. Levenson For Three-Year Term Expiring in 2007

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES	¡	John M. Naughton For Three-Year Term Expiring in 2007

☐ FOR ALL EXCEPT (See instructions below)	¡	Angelo Pizzagalli For Three-Year Term Expiring in 2007

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at the right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

2.	To ratify the appointment of KPMG LLP as Banknorth Group, Inc.‘s independent auditors for the year ending December 31, 2004.
	FOR	AGAINST	ABSTAIN
	☐	☐	☐

3.	In their discretion, upon any other matter that may properly come before the annual meeting of stockholders or any adjournment thereof.

The Board of Directors of Banknorth recommends a vote “FOR” each of the nominees for Director and “FOR” the other proposal. Such votes are hereby solicited by the Board of Directors.

Note: If you receive more than one proxy card, please date and sign each card and return all proxy cards in the enclosed envelope.

Signature of		Date		Signature of		Date
Stockholder	__________________		________________	Stockholder	____________________		_________________

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.